SPIRAL TOYS INC.

July 17, 2015

VIA ELECTRONIC MAIL

Mr. Akio Ariura

P.O. Box 2838

Mission Viejo, CA 92690

Dear Akio:

Please accept this letter as an offer of employment with Spiral Toys Inc. (the “Company”). This offer is conditioned upon your execution of confidentiality agreement and approval by the Company’s Board of Directors (the “Board”). The terms the Company is offering are as follows:

Position: Effective as of July 20, and subject to the approval of the Board you will be employed on a full-time basis as the Company’s Chief Financial Officer. You will report to the Company’s Chief Executive Officer. You will be a full-time employee.

Pay Rate: You will be paid at the rate of $150,000 per year and will be paid in installments in accordance with the Company’s normal and customary payroll practices (subject to normal required withholding). Currently, employees are paid on the first and the fifteenth day of each month.

Other Compensation: As soon as practicable following the date you begin your employment, the Company will recommend to the Board at its first regularly scheduled meeting, a grant of restricted shares of the Company’s common stock (the “Restricted Stock”) from the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) having a value of 500,000 shares having a present value of $275,000. The fair market value of the Restricted Stock will be determined in accordance with the terms of the Plan and the Restricted Stock will be subject to the terms and conditions of the Plan and a Restricted Stock Agreement to be executed by you. The Company will recommend to the Board that the Restricted Stock be subject to the following vesting schedule: one-half of the shares of Restricted Stock will vest on the first anniversary of the date on which you begin your employment and one-half of the shares of Restricted Stock will vest on the second anniversary of the date on which you begin your employment, provided that you remain an employee of the Company on all such vesting dates. If the Company is successful in listing its common stock on The NASDAQ Stock Market or another national stock exchange, or if a Change in Control (as defined in the Plan) occurs, all unvested shares of the Restricted Stock will immediately vest.

Health Insurance Benefits: We will pay you an amount not to exceed $1,200 per month for your purchase of health insurance benefits (the “Benefit Payment”).

Performance Evaluation: Unless there is a reason to do so sooner, on or about six months from the date on which you begin your employment, the [Chief Executive Officer and/or the Company’s Board of Directors] will meet with you to discuss and evaluate your performance.

Employee At-Will: You will be an employee at will. Both you and the Company will be entitled to terminate your employment for any reason or for no reason. Upon termination of your employment, unless we agree in writing to another arrangement, you will be entitled to receive (i) any accrued and unpaid compensation earned up to and including the date of your termination and (ii) that portion of the Benefit Payment earned up to and including the date of your termination. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

If the terms set forth above correctly reflect your understanding about the position we are offering you, please countersign this letter at the space below and return it, via e-mail, to the undersigned at mmeyers@spiraltoys.com. You will have a period of three business days to accept this offer of employment. If we do not receive your acceptance by 5:00 p.m. Pacific time on July 25, 2015, this offer will terminate.

Very truly yours,

SPIRAL TOYS INC.

Digitally signed by Mark Meyers
By:	Mark Meyers	DN,cn=MarkMeye,s, o,ou, _email=mmeyers@spiraltoys.c? ' c=US
Date:2015.07.17 15:17:30 -0700
Mark Meyers, Chief Executive Officer

July 11, 2015

I, Akio Ariura, have read the above offer of employment and accept it without condition. I will be available to begin work on July 17, 2015.

/s/ Akio Ariura